SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037   FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K filed with the Securities and Exchange Commission on or about January 21, 2011 of Grid Petroleum Corp., and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Littleton, Colorado

January 21, 2011